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                                                                    EXHIBIT 4.4

                                AMENDMENT NO. 1

                                    TO THE

                              JOINT DEVELOPMENT,

                     MARKETING AND DISTRIBUTION AGREEMENT

                                    BETWEEN

                               PALL CORPORATION

                          AND V.I. TECHNOLOGIES, INC.



       THIS AMENDMENT NO. 1 to the Joint Development, Marketing and Distribution Agreement dated February 19, 1998 (the "Joint Development Agreement") between Pall Corporation ("Pall") and V.I. Technologies, Inc. ("Vitex"), is made as of July 19, 1999 by and between Pall and Vitex. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Joint Development Agreement.

                                  BACKGROUND

       Under the Joint Development Agreement, the termination of the employment with Vitex of BERNARD HOROWITZ is deemed to be a Material Default by Vitex, permitting Pall to terminate the Joint Development Agreement in accordance with
Section 13.03 thereof. Pall has been advised that BERNARD HOROWITZ intends to terminate his employment with Vitex (the "Termination"). Pall and Vitex agree that Pall should have one full year following the later of the date of this Amendment No. 1 or the effective date of the Termination to exercise its rights under Section 13.03 of the Joint Development Agreement to terminate the Joint Development Agreement. Accordingly, in consideration of the foregoing and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged by both parties, Pall and Vitex hereby agree as follows.

1.   Amendment to Section 13.03 (b).  The following shall be after the last
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sentence of Section 13.03 (b) of the Joint Development Agreement:

     "Vitex shall promptly notify Pall in writing of the effective date (the "Effective Date") of the termination of BERNARD HOROWITZ's employment with Vitex. Upon such notification, which constitutes acknowledgement by Vitex that a Material Default by Vitex under the terms of this Agreement has occurred, and notwithstanding any provision of this Section 13.03(b) to the contrary, the parties agree that (i) except as set forth below, such Material Default shall not be curable and Notice to Cure need not be delivered, and (ii) Pall shall have one full year (the "Decision Period") following the later of (y) the Effective Date or (z) the date of Amendment No. 1 to this Agreement to deliver to Vitex a Notice of Termination in accordance with this Section 13.03(b), and following such delivery, this Agreement shall terminate as of the date specified in such notice, which shall not be less than 30 days from the date on which such Notice of Termination is given. The parties agree that the Decision Period is a reasonable period of time for Pall to determine whether to exercise its rights under the terms of this Section 13.03 to terminate this Agreement and that such determination shall be made by Pall in its sole discretion. If Pall does not exercise its rights to terminate this Agreement pursuant to this paragraph, then the Material Default resulting from the Termination shall be deemed to have been cured."

2.   No Other Charges.  Except as set forth herein, the Joint Development
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Agreement is and shall remain in full force and effect and this Amendment No. 1 does not and shall not be deemed to waive, modify or amend any other terms of the Joint Development Agreement.

       IN WITNESS WHEREOF, Pall and Vitex have caused this Amendment No. 1 to be executed by their authorized representatives as of the date above written.



                               PALL CORPORATION

                                  /s/ Gilbert P. Weiss
                               By:_________________________



                               V. I. TECHNOLOGIES, INC.

                                   /s/ John R. Barr
                               By:_________________________